Exhibit 10.1
October 5, 2009
Carol Meyers
54 Ruddock Road
Sudbury, MA 01776
Dear Carol:
In connection with the termination of your employment with LogMeIn, Inc. (the “Company”) on January 29, 2010, you and the Company have agreed to the terms described in this letter and on Attachment A if you sign and return this letter agreement to Susan Zwirble by October 26, 2009. By signing and returning this letter agreement, you will be entering into a binding agreement with the Company and will be agreeing to the termination of your employment on January 29, 2010 and the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 2. Therefore, you are advised to consult with an attorney before signing this letter agreement and you may take up to twenty-one (21) days to do so. If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it. If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.
If you choose not to agree to this letter agreement by October 26, 2009, terms of this letter agreement and your employment with the Company shall be immediately terminated and you shall not receive any severance benefits from the Company. You will, however, receive payment on your termination for your final wages and any unused vacation time accrued through the date of termination (as defined herein). Also, regardless of signing this letter agreement, if eligible, you may elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. All premium costs for “COBRA” shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company for details regarding these benefits. All other benefits, including life insurance and long-term disability, will cease upon your date of termination. Further, pursuant to the Company’s 2007 Stock Incentive Plan, you will have up to ninety (90) days after the date of termination to exercise any vested stock rights you may have (as provided for by the plan(s)). All unvested stock rights will be cancelled on the date of termination.
The following numbered paragraphs set forth the terms and conditions which will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day revocation period:

1.	Termination Date — Your effective date of termination (unless earlier terminated due to your breach of this Agreement) from the Company is January 29, 2010 (the “Termination Date”). You shall be relieved of your normal duties from this date forward through the Termination Date. Your responsibilities from this date forward through the Termination Date and the Company’s further obligations to you are as described on Attachment A.
2.	Release — In consideration of the terms hereof and continued employment as described on Attachment A, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which you ever had or now have against the Released Parties, including, but not limited to, those claims arising out of your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company (excluding that which will vest on or prior to the Termination Date), contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding), and further provided, however, that nothing in this Agreement shall affect your right to enforce the provisions of this Agreement, or affect such rights of contribution, indemnification or Directors and Officers liability insurance coverage (if any) from or through the Company that you would have had if you had not entered into this Agreement. In addition to the release provided for above, you agree to issue a new release (consistent with the release contained in this paragraph) on the Termination Date covering the period from the date hereof through the Termination Date. The payment of any pro-rated bonus (as referenced in Exhibit A) shall be contingent upon the delivery of such release.
3.	Confidentiality/Non-Disclosure/Non-Competition/Intellectual Property Assignment Agreement — You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company which you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the Confidentiality/Non-Disclosure/Non-Competition/intellectual property Assignment Agreement you executed at the inception of your employment, which remains in full force and effect.
4.	Return of Company Property — You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to, those that you developed or helped develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards (other than the Company American Express card which the Company has canceled), telephone charge cards, cellular phone and/or pager accounts and computer accounts.
5.	Business Expenses and Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you except as provided herein.
6.	Non-Disparagement — You understand and agree that, as a condition for payment to you of the consideration herein described, you shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition. The executive management and Board of Directors of the Company shall not make any false, disparaging or derogatory statements to any person or entity regarding you. If a prospective employer or the like calls upon the Company for a reference for you, the Company will respond that you are a former employee, and will confirm your position and dates of hire and departure, and will provide no further information without your authorization.
7.	Amendment — This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
8.	Waiver of Rights — No delay or omission by any party in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by any party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
9.	Validity — Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.
10.	Confidentiality — To the extent permitted by law, you understand and agree that, as a condition for payment to you of the severance benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed to any third party except to your immediate family members, accountants, attorneys and job counselors, or to the extent required by federal or state law or as otherwise agreed to in writing by the Company, or to the extent reasonably necessary to enforce this Agreement or obtain unemployment benefits. You understand that the Company will file an 8-K with the Securities and Exchange Commission referencing the matters discussed in this Agreement, file the Agreement as an exhibit to applicable SEC filings if required, and issue a press release that includes the following statement (or a statement materially similar thereto): “LogMeIn also announced that Carol Meyers, vice president and chief marketing officer, will be leaving/resigning from the company to pursue other interests.”
11.	Cooperation — You agree to cooperate with the Company for and at reasonable times and places in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. You also agree to cooperate with the Company in the transitioning of your work, and will be available to the Company for this purpose or any other purpose reasonably requested by the Company.
12.	Tax Provision — In connection with the severance benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for your portion of all applicable taxes with respect to such severance benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefits set forth in Attachment A.

13.	Nature of Agreement — You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
14.	Acknowledgments — You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.
15.	Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
16.	Applicable Law — This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You and the Company hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.
17.	Entire Agreement — This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

If you have any questions about the matters covered in this letter agreement, please contact Susan Zwirble, Director, Human Resources at 781-897-0633.

Very truly yours,
By:	/s/ Michael Simon
	Name:	Michael Simon
	Title:	CEO

I hereby agree to the terms and conditions set forth above and in the attached Description of Severance Benefits. I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

/s/ Carol Meyers Employee Name: Carol Meyers	Date	10-08-09

To be returned by October 26, 2009.

ATTACHMENT A
•	You understand and agree that your employment with the Company will terminate on the Termination Date (unless earlier terminated due to your breach of this Agreement). You understand and agree that after the Termination Date (unless earlier terminated due to your breach of this Agreement) you will receive no additional severance or other benefits except as expressly set forth herein, and that your continued employment from the date hereof through the Termination Date (unless earlier terminated due to your breach of this Agreement) is consideration for the releases and other terms provided for herein. You understand that if you did not agree to the releases and other terms provided for herein you would not continue to be employed by the Company and your employment would have terminated immediately. The Company agrees that you may render services to other persons or entities effective immediately, provided that you comply with your obligations as set forth in this Agreement and any other agreements you may have with the Company.
•	The Company will pay you (in accordance with its ordinary payroll policies) Ten thousand, two hundred eight dollars and thirty-four cents ($10,208.34) per bi-monthly pay period, less all applicable state and federal taxes until the Termination Date. These payments will be paid through continuation of salary through January 29, 2010.
•	Your stock options will continue to vest so long as you remain an employee of the Company, in accordance with your LogMeIn, Inc. Stock Option Agreement, and the terms of this Agreement.
•	If and to the extent the Company’s Board of Directors/Compensation Committee determines that bonuses are appropriate for fiscal year 2009 generally, you shall be entitled to receive a pro-rated portion (based on the number of days from January 1, 2009 to October 6, 2009) of any 2009 bonus you would have been entitled to receive, consistent with the Company’s February 11, 2009 correspondence to you, if you were still employed by the Company at the time any bonus is granted. You will be paid this pro-rated bonus, if any, at the time and in the manner paid to other employees of the Company. You understand that if there is any breach of this Agreement you will not be entitled to any such pro-rata bonus. In addition, in order to receive the bonus you must issue the Company a new release as referenced in Section 2 of the Agreement.
•	As of the date hereof you shall be relieved from your duties as Senior Vice President, Chief Marketing Officer. Until the Termination Date (unless earlier terminated due to your breach of this Agreement), you will continue to be employed with the Company reporting to Michael Simon. Your responsibilities during this time shall be to assist with transition and to perform any other special projects reasonably requested by Michael Simon. You should not report to the office unless specifically requested by Michael Simon.
•	Through the Termination Date (unless earlier terminated due to your breach of this Agreement) you will continue to be enrolled in the Company’s benefits plans. Your portion of any premiums will continue to be deducted from your paycheck.